EXHIBIT 99.3

PROMISSORY NOTE

$10,700,000	December 12, 2005
Las Vegas, Nevada

FOR VALUE RECEIVED, the receipt and sufficiency of which are hereby acknowledged, INTEGRATED HEALTHCARE HOLDINGS, INC., a Nevada corporation (“Borrower”) hereby promises to pay to the order of MEDICAL PROVIDER FINANCIAL CORPORATION III, a Nevada corporation (“Lender”), the principal amount of Ten Million Seven Hundred Thousand and No/100 Dollars ($10,700,000.00), together with interest on the unpaid balance of such amount until paid (“New Loan”). The principal amount of the New Loan evidenced by this Note shall be due and payable on the Maturity Date. This Note is the promissory note issued under the Credit Agreement among Borrower, certain Credit Parties defined therein, and Lender of even date herewith (said agreement, as the same may be amended, restated or supplemented from time to time, being herein called the “Credit Agreement”) to which a reference is made for a statement of all of the terms and conditions of the New Loan evidenced hereby. Initially capitalized terms not defined in this Note shall have the respective meanings assigned to them in the Credit Agreement. This Note is secured by, among other things, the Collateral as provided in the Credit Agreement, the Security Agreement and the other New Loan Documents, and is entitled to the benefit of the rights, remedies and security provided thereby.

Interest on the outstanding principal balance under this Note is payable at the interest rate provided in the Credit Agreement, or, under the circumstances contemplated by the Agreement, at the Default Rate, in immediately available United States Dollars at the times and in the manner specified in the Credit Agreement. The outstanding principal and interest under this Note shall be immediately due and payable on the Maturity Date. Payments received by Lender shall be applied against principal and interest as provided for in the Credit Agreement.

To the fullest extent permitted by applicable law, Borrower waives, except to the extent specifically required by the Credit Agreement or other New Loan Document: (a) presentment, demand and protest, and notice of presentment, dishonor, intent to accelerate, acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all of the Obligations, the New Loan Documents or this Note; (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevin, attachment or levy upon, the Collateral or any bond or security that might be required by any court prior to allowing Lender to exercise any of its remedies; and (c) the benefit of all valuation, appraisal and exemption laws.

Borrower acknowledges that this Note is executed as part of a commercial transaction and that the proceeds of this Note will not be used for any personal or consumer purpose.

Upon the occurrence of any one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided therein.

This Note shall not be deemed to have been delivered until it is received by Lender in Las Vegas, Nevada.

BORROWER ACKNOWLEDGES THAT BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ON THIS NOTE. THIS NOTE IS GOVERNED BY THE LAW OF THE STATE OF NEVADA WITHOUT REGARD TO ITS CONFLICT OF LAWS PRINCIPLES.

INTEGRATED HEALTHCARE HOLDINGS, INC., a Nevada corporation

By:	/s/ Larry B. Anderson
Name:	Larry B. Anderson
Title:	President